Exhibit 10.2

BROWN SHOE COMPANY, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2002

PERFORMANCE SHARE AWARD AGREEMENT

            You have been selected to be a Participant in the Brown Shoe Company, Inc. Performance Share Award Plan under the Incentive and Stock Compensation Plan of 2002 (the "Plan"), as specified below:

          Participant: _______________________________________________________________________

          Target Number of Performance Shares: ________________________________________________

          Performance Period: February 1, 2004 to February 3, 2007

Performance Measure: Cumulative earnings per share for three fiscal years and compound annual revenue growth for three fiscal years.
            THIS AGREEMENT, effective March 4, 2004, represents the grant of Performance Shares (the "Award") by Brown Shoe Company, Inc., a New York corporation (the "Company"), to the Participant named above, pursuant to the provisions of the Plan.

            The Plan provides a complete description of the terms and conditions governing the Award. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Award Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

  Performance Period. The Performance Period commences on February 1, 2004, and ends on February 3, 2007.
  Value of Performance Shares. Each Performance Share shall represent and have a value equal to one Share.
  Award Payoff and Achievement of Performance Measures. The number of Performance Shares to be earned under this Award Agreement shall be based upon the Company's cumulative earnings per share for Fiscal Years 2004, 2005 and 2006 and compound annual revenue growth for Fiscal Years 2004, 2005 and 2006. For this purpose, earnings per share shall be calculated based on annual net earnings divided by the average annual number of diluted Shares outstanding.
Revenue shall represent the net sales as reported, and the compound annual revenue growth rate percentage shall be calculated based on the geometric average growth rate in revenue for Fiscal Years 2004, 2005 and 2006.

The percent of Target Number of Performance Shares earned shall then be determined based on the following chart:
PAYOFF PROFILE - 2004 GRANT
(% OF TARGET PAID OUT)
Compound Annual Sales Growth Rate	> 9% 7-9% 4-7% < 4%	0% 0% 0% 0%	125% 75% 50% 50%	150% 100% 75% 75%	175% 150% 125% 100%	200% 175% 150% 125%
EPS		<$10.25	$10.60	$11.25	$11.65	$11.95

            Interpolation shall be used to determine the percent of the Award earned in the event the Company's EPS measure and revenue growth measure do not fall directly on one of the ranks listed in the above chart. However, no payoff is earned unless the minimum EPS of $10.25 is achieved.

  Termination Provisions. Except as provided below, a Participant shall be eligible for payment of the earned Award, as specified in Section 3, only if the Participant's employment with the Company continues through the end of the Performance Period. If a Participant retires at normal retirement date or at early retirement date with the approval of the Board ("Retirement"), or suffers a permanent Disability, or dies during the Performance Period, the Board, in its sole discretion, may determine that the Participant shall be eligible for that proportion of the Award earned under Section 3 for such Performance Period that his or her number of full months of participation during the Performance Period, bears to the total number of months in the Performance Period. In the event of the death of the Participant, his or her beneficiary shall be entitled to the Award to which the Participant otherwise would have been entitled under the same conditions as would have been applicable to the Participant.
  Dividends. The Participant shall have no right to any dividends that may be paid with respect to shares of Company stock until any such shares are paid to the Participant following the completion of the Performance Period.
  Form and Timing of Payment of the Award. Payment of the earned Performance Shares shall be made in an equal number of Shares. Payment of earned Performance Shares shall be made within sixty (60) calendar days following the close of the Performance Period.
  Change in Control. Subject to Article 2.7 and Article 13 of the Plan, in the event of the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Award (at target levels) shall automatically vest as of the effective date of the Change in Control, and shall be paid out within thirty (30) days following the effective date of the Change in Control.
  Recapitalization. Subject to Article 4.2 of the Plan, in the event that there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, in the number and class of and/or price of shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.
  Tax Withholding. The Board shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.
  Share Withholding. With respect to withholding required upon any taxable event arising as a result of the Award granted hereunder, the Participant may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
  Nontransferability. Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, the Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.
  Administration. This Award Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Award Agreement and the Plan shall be resolved in favor of the Plan.
  Miscellaneous
    This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company's right to terminate his or her employment at any time.
    The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant's rights under this Award Agreement without the Participant's written consent.
    This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
    To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts in Missouri.
             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of March 4, 2004.

BROWN SHOE COMPANY, INC.

By:

ATTEST:

Participant